Exhibit 99.1

INFINITY PROVIDES COMPANY UPDATE AND REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

Cambridge, Mass. – August 9, 2016 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its second quarter 2016 financial results. Additionally, the company provided an update on its two development programs, duvelisib, an investigational, oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, and IPI-549, an immuno-oncology development candidate that selectively inhibits PI3K-gamma. Infinity is continuing to explore a broad range of strategic options for duvelisib, including a potential sale of the program. In parallel, the company continues to advance key value drivers for duvelisib. Infinity is also proceeding with its planned development of IPI-549 in multiple solid tumors and evaluating the best path forward for this development candidate.

“Data reported to date have demonstrated that duvelisib could play an important role in the future treatment of patients with hematologic malignancies, particularly for relapsing and/or refractory patients. We are now exploring strategic options for the program that could enable duvelisib to continue to advance toward potential regulatory filings and commercialization,” stated Adelene Perkins, president and chief executive officer. “We are also developing IPI-549 and determining the best clinical path forward for this promising immuno-oncology program. The Phase 1 study, which includes evaluation of IPI-549 as a monotherapy and planned evaluation in combination with a checkpoint inhibitor, is progressing well, and new preclinical and clinical data on IPI-549 will be presented at an immuno-oncology conference next month.”

Today Infinity also announced that DUO®, a Phase 3, randomized monotherapy study of duvelisib compared to ofatumumab in 319 patients with relapsed or refractory chronic lymphocytic leukemia (CLL), will proceed to its final analysis. The primary endpoint of the study is progression-free survival, and the event that will trigger the final analysis is expected to occur in the fourth quarter of 2016. If the DUO data are positive, Infinity continues to believe that the study could provide the basis for regulatory approval in CLL. Earlier this year, Infinity reported that DYNAMO®, a registration-focused Phase 2 monotherapy study evaluating the efficacy and safety of duvelisib in patients with refractory indolent non-Hodgkin lymphoma (iNHL), met its primary endpoint of overall response rate and that the company intends to seek feedback on these data from the U.S. Food and Drug Administration (FDA). Infinity is continuing to advance activities to enable potential regulatory filings for duvelisib. While exploring the potential sale of the program, Infinity is suspending its prior guidance on the nature and timing of additional duvelisib program updates, including guidance on data from duvelisib registration-focused trials and timing of potential regulatory filings.

Recent developments include the following:

Duvelisib

•	Topline data from DYNAMO reported: In June, Infinity announced that DYNAMO, a registration-focused Phase 2 monotherapy study evaluating the efficacy and safety of duvelisib in 129 patients with refractory iNHL, met its primary endpoint of overall response rate. In the study, duvelisib demonstrated an overall response rate (ORR) of 46 percent. The majority of reported side effects were reversible and clinically manageable. Infinity plans to seek feedback from the FDA on these data.

•	Data from CONTEMPO presented at EHA: In June, researchers presented preliminary data from CONTEMPO, a Phase 1b/2 clinical study evaluating duvelisib in combination with rituximab or obinutuzumab in treatment-naïve patients with follicular lymphoma, at the 21st Congress of the European Hematology Association (EHA). Duvelisib in combination with Gazyva® (obinutuzumab) demonstrated an overall response rate of 100 percent, including a 33 percent complete response rate among nine patients evaluable for response, and duvelisib in combination with Rituxan® (rituximab) demonstrated an overall response rate of 80 percent, including a 30 percent complete response among 10 patients evaluable for response. The preliminary safety profile of duvelisib in combination with either obinutuzumab or rituximab in treatment-naïve patients with follicular lymphoma was in line with the safety profile of duvelisib as monotherapy. The CONTEMPO study is ongoing having enrolled 55 patients and is now closed to additional patient enrollment.

•	Further duvelisib regulatory and clinical update: Infinity continues to advance preparations for potential regulatory submissions to support approval of duvelisib based on the DYNAMO and, if the data are positive, DUO studies. In addition to the DYNAMO, DUO and CONTEMPO studies described earlier, the SYNCHRONY and FRESCO studies are ongoing to support the potential approval and launch of duvelisib in CLL and follicular lymphoma. SYNCHRONY is a Phase 1b combination study of duvelisib plus obinutuzumab in CLL or small lymphocytic lymphoma patients who were previously treated with a Bruton’s tyrosine kinase (BTK) inhibitor. FRESCO is a randomized study of duvelisib in combination with rituximab compared to R-CHOP in patients with relapsed/refractory follicular lymphoma designed to evaluate the potential of duvelisib as an alternative treatment option to chemotherapy. In June, Infinity announced that it was closing BRAVURA, a Phase 3 study of duvelisib in patients with relapsed iNHL, to align resources to its strategic objectives regarding duvelisib.

IPI-549

•	Phase 1 study of IPI-549 ongoing: A Phase 1 study of IPI-549 is ongoing to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of IPI-549 as a monotherapy and in combination with an anti-PD-1 antibody, a checkpoint inhibitor, in approximately 150 patients with advanced solid tumors, including non-small cell lung cancer and melanoma. IPI-549 is the only investigational PI3K-gamma inhibitor in clinical development. Infinity expects to initiate cohorts studying IPI-549 in combination with an anti-PD-1 antibody this Fall.

•	New data on IPI-549 to be presented at upcoming scientific meeting: Infinity announced today that preclinical and clinical data on IPI-549 will be presented at the Second CRI-CIMT-EATI-AACR International Cancer Immunotherapy Conference: Translating Science into Survival taking place September 25-28, 2016, in New York City.

•	Manuscript describing discovery of IPI-549 accepted for publication: Infinity today announced that a manuscript describing the company’s medicinal chemistry research efforts that led to the discovery of IPI-549 has been accepted for publication in ACS Medicinal Chemistry Letters. The paper, “Discovery of a selective phosphoinositide-3-kinase (PI3K)-gamma inhibitor (IPI-549) as an immuno-oncology clinical candidate,” describes the evaluation of a focused group of PI3K-gamma inhibitors resulting in the selection of IPI-549 as a development candidate based on its potency, selectivity, favorable in vitro safety and pharmacokinetic profile and ability to inhibit PI3K-gamma in vivo.[1] A preliminary copy of the manuscript is currently available on the ACS Publications website.

Corporate

•	June restructuring of workforce nearly completed: In June, Infinity undertook two strategic restructurings in order to preserve financial resources. In summary, the company reduced its employee headcount by approximately 66 percent compared to its employee headcount as of December 31, 2015. The June restructurings impacted all functions across the organization and have been nearly completed.

The restructuring also included a non-cash impairment loss of $2.3 million related to fixed assets that were written down to fair value during the three months ended June 30, 2016.

Infinity is also evaluating its current facility leases. If Infinity pursues and successfully restructures these facility leases in 2016, it could potentially incur additional charges during the second half of 2016 upon exit of the space.

Second Quarter 2016 Financial Results

•	At June 30, 2016, Infinity had total cash, cash equivalents and available-for-sale securities of $146.4 million, compared to $193.0 million at March 31, 2016.

•	Revenue during the second quarter of 2016 was $9.5 million for research and development (R&D) services associated with the collaboration with AbbVie for duvelisib in oncology up through AbbVie’s opt-out, compared to $4.9 million for R&D services for the second quarter of 2015.

•	R&D expense for the second quarter of 2016 was $52.9 million, compared to $34.1 million for the second quarter of 2015. The increase in R&D expense was primarily due to restructuring activities as well as higher clinical development expenses for duvelisib. In the second quarter of 2016, the company recognized $11.9 million of restructuring charges within R&D expense.

•	General and administrative (G&A) expense was $15.7 million for the second quarter of 2016, compared to $9.4 million for the same period in 2015. The increase in G&A expense was primarily related to restructuring activities. In the second quarter of 2016, the company recognized $4.7 million of restructuring charges within G&A expense.

•	Infinity recorded a non-recurring gain on AbbVie opt-out of the duvelisib collaboration of $112.2 million for the second quarter of 2016. The AbbVie opt-out is irrevocable, and Infinity has no obligation to continue to provide AbbVie any services. There were no gains for the second quarter of 2015.

•	Net income for the second quarter of 2016 was $53.0 million, or a basic and diluted earnings per common share of $1.05, compared to a net loss of $38.4 million, or a basic and diluted loss per common share of $0.78, for the same period in 2015.

Cash and Investments Outlook

Following the AbbVie opt-out and Infinity’s restructuring activities, Infinity today provided an update on its anticipated year-end 2016 cash and investments balance. In the absence of additional funding or proceeds from business development activities, including the potential sale of duvelisib:

•	Infinity expects to end 2016 with a year-end cash and investments balance ranging from $45 million to $55 million, compared to prior expectations of $45 million to $65 million.

•	Infinity expects that its existing cash, cash equivalents and available-for-sale securities at June 30, 2016, will be adequate to satisfy the company’s capital needs into the third quarter of 2017 based on its current operational plans, compared to previous guidance of cash runway through the first quarter of 2017. The extension of the company’s cash runway is the result of its June restructuring activities and expectations that it does not expect to incur duvelisib expenses beyond the fourth quarter of 2016, consistent with Infinity’s current focus on selling the program.

Conference Call Information

Infinity will host a conference call today, August 9, 2016, at 4:30 p.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the “Investors/Media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) and 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 49612626. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Duvelisib

Duvelisib is an investigational dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, two proteins that are known to help support the growth and survival of malignant B-cells. PI3K signaling may lead to the proliferation of malignant B-cells and is thought to play a role in the formation and maintenance of the supportive tumor microenvironment.2,3,4

Duvelisib is being evaluated in several studies, including DYNAMO, a single-arm, Phase 2 monotherapy study in patients with refractory indolent non-Hodgkin lymphoma (iNHL)5, DUO, a randomized, Phase 3 monotherapy study in patients with relapsed/refractory chronic lymphocytic leukemia (CLL)6, FRESCO, a Phase 2 combination study in patients with relapsed/refractory follicular lymphoma7, CONTEMPO, a Phase 1b/2 combination study in treatment-naïve follicular lymphoma patients8, and SYNCHRONY, a Phase 1b combination study in patients with CLL or small lymphocytic lymphoma (SLL) previously treated with a Bruton’s tyrosine kinase (BTK) inhibitor9. Information about duvelisib clinical trials can be found on www.clinicaltrials.gov.

About IPI-549

IPI-549 is an investigational, orally administered immuno-oncology development candidate that selectively inhibits PI3K-gamma. In preclinical studies, IPI-549 inhibits immune suppressive macrophages within the tumor microenvironment, whereas other immunotherapies such as checkpoint modulators more directly target immune effector cell function. As such, IPI-549 may have the potential to treat a broad range of solid tumors and represents a potentially complementary approach to restoring anti-tumor immunity in combination with other immunotherapies such as checkpoint inhibitors.

Duvelisib and IPI-549 are investigational compounds and their safety and efficacy have not been evaluated by the U.S. Food and Drug Administration or any other health authority.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Infinity’s: belief that duvelisib may benefit patients with hematologic malignancies; plans to explore a broad range of strategic options for duvelisib, and the potential for such options to enable the submission of global regulatory filings and commercialization for duvelisib; plans to seek feedback from the FDA on DYNAMO study data; belief that the DUO data, if positive, could provide a basis for regulatory of duvelisib in CLL; plans to report data from IPI-549; clinical trial plans regarding IPI-549; anticipated year-end 2016 cash and investments balance and cash runway; expected benefits of the restructuring; and strategic plans and its ability to execute on such strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will be able to sell duvelisib, report data, complete enrollment, initiate clinical studies, or submit regulatory filings in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio or the potential sale of duvelisib or other strategic options Infinity may pursue will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 9, 2016, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2016	December 31, 2015
Cash, cash equivalents and available-for-sale securities, including long term	$146,392	$245,231
Other current assets	11,085	9,466
Property and equipment, net	25,719	28,240
Other long-term assets	4,094	5,884

Total assets	$187,290	$288,821

Current liabilities	$44,272	$70,056
Deferred revenue, less current portion	—	95,531
Financing obligation, less current portion	19,373	19,591
Other long-term liabilities	4,814	5,086
Total stockholders’ equity	118,831	98,557

Total liabilities and stockholders’ equity	$187,290	$288,821

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Collaboration revenue	$9,467	$4,880	$18,723	$9,244
Operating expenses:
Research and development	52,947	34,062	92,135	122,490
General and administrative	15,692	9,410	26,528	17,960

Total operating expenses	68,639	43,472	118,663	140,450
Gain on AbbVie Opt-Out	112,216	—	112,216	—

Income (loss) from operations	53,044	(38,592)	12,276	(131,206)
Other income (expense):
Interest expense	(307)	(99)	(616)	(747)
Investment and other income	254	263	667	223

Total other income (expense)	(53)	164	51	(524)

Net income (loss)	$52,991	$(38,428)	$12,327	$(131,730)

Earnings (loss) per common share:
Basic	$1.05	$(0.78)	$0.24	$(2.69)

Diluted	$1.05	$(0.78)	$0.24	$(2.69)

Weighted average number of common shares outstanding:
Basic	49,437,062	49,076,031	49,388,475	49,008,085

Diluted	49,439,537	49,076,031	49,399,926	49,008,085

Contact:

Jaren Irene Madden, Senior Director,

Investor Relations and Corporate Communications

617-453-1336 or Jaren.Madden@infi.com

References

[1]	Evans CA, Liu T, Lescarbeau A et al. Discovery of a selective phosphoinositide-3-kinase (PI3K)-gamma inhibitor (IPI-549) as an immuno-oncology clinical candidate. ACS Med Chem Lett 2016 (in press). DOI: 10.1021/acsmedchemlett.6b00238

[2]	Winkler D.G., Faia K.L., DiNitto J.P. et al. PI3K-delta and PI3K-gamma inhibition by IPI-145 abrogates immune responses and suppresses activity in autoimmune and inflammatory disease models. Chem Biol 2013; 20:1-11.
[3]	Reif K et al.Cutting Edge: Differential Roles for Phosphoinositide 3 kinases, p110-gamma and p110-delta, in lymphocyte chemotaxis and homing. J Immunol 2004:173:2236-2240.
[4]	Schmid M et al. Receptor Tyrosine Kinases and TLR/IL1Rs Unexpectedly activate myeloid cell PI3K, a single convergent point promoting tumor inflammation and progression. Cancer Cell 2011;19:715-727.
[5]	www.clinicaltrials.gov, NCT01882803
[6]	www.clinicaltrials.gov, NCT02004522
[7]	www.clinicaltrials.gov, NCT02605694
[8]	www.clinicaltrials.gov, NCT02391545
[9]	www.clinicaltrials.gov, NCT02292225

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